EXHIBIT 99.1

CONTACT:	David Matheson (914) 640-5204

FOR IMMEDIATE RELEASE

STARWOOD SELLS ADDITIONAL $60 MILLION OF HIGH PREMIUM CONVERTIBLE SENIOR NOTES
THROUGH EXERCISE OF INITIAL PURCHASERS’ OPTION

     White Plains, New York, May 29, 2003—Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) (NYSE: HOT) announced today that the initial purchasers have exercised their option to acquire an additional $60 million principal amount of high premium convertible notes due 2023. The notes are convertible into shares of Starwood’s stock at a conversion price of $50.00 per share and bear interest at 3.50 % per annum. $300 million principal amount of notes were sold earlier this month. Starwood expects to use the net proceeds to repay indebtedness and for general corporate purposes.

     This notice does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The offering is being made only to qualified institutional buyers. The notes and the shares of common stock issuable upon conversion have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 750 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit us at www.starwood.com.

     (Note: This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated at the time the forward-looking statements are made, including, without limitation, risks and uncertainties associated with the following: the continued ability of the Trust to qualify for taxation as a REIT; Starwood’s ability to attract and retain personnel; identification, completion, terms and timing of future acquisitions and dispositions; the availability of capital for acquisitions and for renovations; execution of hotel renovation and expansion programs; the ability to maintain existing management, franchise or representation agreements and to obtain new agreements on favorable terms; competition within the lodging and leisure industry and from emerging technologies, the cyclicality of the real estate business; and the hotel business; foreign exchange fluctuations and exchange control restrictions; general real estate, travel and national and international economic conditions, including the duration and severity of the current global economic downturn, the hospitality industry’s pace of recovery from the continuing war on terrorism and the situation in the Middle East; traveler fear of contagious disease; political, financial and economic conditions and uncertainties in countries in which Starwood owns property or operates; the impact of Internet reservation channels; our reliance on technology; changes in current laws, rules or regulations of governmental or other regulatory bodies; and the other risks and uncertainties set forth in the annual, quarterly and current reports and proxy statements of the Trust and Starwood. Starwood undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

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